Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan, the Registration Statement (Form S-8 No. 333-39940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan, the Registration Statement (Form S-8 No. 333-130832) of Cal-Maine Foods, Inc. pertaining to the Cal-Maine Foods, Inc. Incentive Stock Option Plan and to the Cal-Maine Foods, Inc. Stock Appreciation Rights Plan and the Registration Statement (Form S-8 No. 333-180470) pertaining to the Cal-Maine Foods, Inc. KSOP Plan with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Cal-Maine Foods, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended June 2, 2012.

/S/ FROST, PLLC

Little Rock, Arkansas

August 6, 2012